Exhibit 1

The 1988-Agreement

A citation of the provisions that are still in effect of the Agreement dated December 11, 1988, as amended, among Elron, DIC and PEC (the “Agreement”)

The following capitalized terms used herein are defined in the Agreement as follows:

“Elron” means Elron Electronic Industries Ltd., a company incorporated under the laws of the State of Israel.

“DIC” means Discount Investment Corporation Ltd., a company incorporated under the laws of the State of Israel.

“PEC” means PEC Israel Economic Corporation, a corporation incorporated under the laws of the State of Maine, USA.

The “Investors” mean DIC and PEC, collectively.

An “the Investor’s Affiliate” means any nominee for or wholly-owned subsidiary of such Investor.

“Shares” mean Ordinary Shares of NIS0.003 of Elron.

The “Securities Act” mean the United Stated Securities Act of 1933 as amended.

10.                                 The following provisions shall apply with respect to the Shares issued and allotted by Elron to the Investors or to any Investor’s Affiliate hereunder and to any additional Shares which may be issued from time to time by Elron in respect thereof pursuant to stock dividends, stock splits, capitalization or the like (hereinafter collectively referred to as “Registrable Shares”):

10.1                           In the event that at any time following the issue of such Shares, Elron shall propose to register any of its equity securities under the Securities Act, Elron shall notify in writing each holder of Registrable Shares of its intention to do so.

10.2                           If requested in writing by any such holder within 30 days following such notification, Elron shall use its best efforts to include his Registrable Shares of any part thereof (as requested by him) in the registration statement in a manner which will permit the disposition thereof by such holder according to the method of disposition requested by him.

10.3                           In case the registration of Elron’s equity securities would be effected in connection with a firmly underwritten public offering thereof, Registrable Shares may not be included in such registration to the extent determined by the managing underwriter of such offering that the inclusion thereof in such registration would adversely affect the offering.

10.4                           Whenever any Registrable Shares are to be included in any registration of Elron’s equity securities pursuant to the foregoing, Elron will prepare and file all such documents as may be necessary in order that such registration will become and remain effective until such Registrable Shares have been disposed of but no longer than 12 months following the effective date of such registration. Elron will also furnish to each holder of such Registrable Shares all such documents as he may reasonably request in order to facilitate the disposition thereof pursuant to such registration statement.

10.5                           All expenses required in connection with effecting and maintaining effective any registration of Registrable Shares pursuant to the foregoing shall be borne by Elron. However, any underwriting fees and commissions payable in respect of the disposition of any Registrable Shares included in such registration shall be borne by the holder thereof.

10.6.                        Elron will bear all amounts which may become payable in connection with any claim relating to any violation of any legal requirement applicable to Elron with respect to any such registration covering also any Registrable Shares, except to the extent that such claim will be based on written information furnished to Elron by any holder of such Registrable Shares specifically for use in connection with such registration. To the extent that any amounts may become payable in connection with any such claim based on written information furnished to Elron by any holder of such Registrable Shares specifically for use in connection with such registration, such amounts will be borne by such holder.